Exhibit 3.3

Filed in the Office of Secretary of State State Of Nevada Business Number C14123 - 1997 Filing Number 20190207672 - 16 Filed On 05/13/2019 Number of Pages 4

CERTIFICATE OF DESIGNATION of the PREFERENCES, RIGHTS, LIMITATIONS, QUALIFICATIONS, AND RESTRICTIONS of the SERIES C SUPER VOTING PREFERRED STOCK of KA T EXPLORATION , INC. Pursuant to Section 78.196 of the Nevada Revised Statutes KAT EXPLORATION, INC . , a corporation organized and existing under and by virtue of the laws of the State of Nevada (the "Corporation") , in accordance with the provisions of Section 78 . 196 of the Nevada Revised Statutes, DOES HEREBY CERTIFY : That pursuant to the authority conferred upon the Board of Directors (the "Board") of the Corporation by the Articles of Incorporation, as amended, of the Corporation, the Board, at a meeting held on l' - \ u, 1 ( . , , 2019 , adopted the following resolution : ' RESOLVED, that pursuant to the authority granted to the Board by the Articles of Incorporation, as amended (the "Articles"), the Board hereby authorizes the creation (using a portion of the thirty million ( 30 , 000 , 000 ) authorized but unissued shares of blank check preferred stock of the Corporation) of a new series to be known as "Series C Super Voting Preferred Stock . " consisting of one thousand ( 1 , 000 ) shares, and the Corporation hereby fixes the following designations, powers, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, of such Series C Super Voting Preferred Stock : I . Designation and Amount ; Designated Holder . Of the thirty million ( 30 , 000 , 000 ) shares of the Company's authorized Preferred Stock, one thousand ( 1 , 000 ) shares are designated as "Series C Super Voting Preferred Stock," with the rights and preferences set forth below . Only one person or entity is entitled to be designated as the owner of all of the Series C Super Voting Preferred Stock (the "Holder") , in whose name the initial certificates representing the Series C Super Voting Preferred Stock shall be issued . Any transfer of the Series C Super Voting Preferred Stock to a different Holder must be approved in advance by the Corporation ; provided, however, the Holder shall have the right to transfer the Series C Super Voting Preferred Stock, or any portion thereof, to any affiliate of Holder without the approval of the Corporation . 2. Dividends ; Distribution and Liquidation Rights . The Holder of the Series C Super Voting Preferred Stock will not be entitled to participate with the holders of Common Stock (defined below) in any dividends or distributions . The Series C Super Voting Preferred Stock shall not participate in the distribution of any asset or property of the Corporation upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary . 3. Voting Rights . The Holder of the Series C Super Voting Preferred Stock shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Corporation's common stock, par value $ 0 . 000 I per share ("Common Stock") . In the event the Holder of Series C Super Voting Preferred Stock is so entitled to vote, the aggregate shares of Series C Super Voting Preferred Stock held thereby, regardless of their number, shall be entitled to voting rights, in the aggregate, equal to 66 . 67 % of the total number of issued and outstanding shares of Common Stock, plus the total number of shares of all other series or classes of capital stock of the Corporation issued and outstanding as of any such date of such vote of the shareholders, it being the intention that the Holder shall have effective voting control of the Corporation on all matters . Holder shall be entitled to vote on an as converted basis, together with the holders of Common Stock . (a) The Corporation shall not amend, alter, change, or repeal the preferences, privileges, special rights, or other powers of the Series C Super Voting Preferred Stock so as to adversely affect the Series C Super Voting Preferred Stock, without the written consent of the Holder . (b) So long as shares of Series C Super Voting Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of Holder ; (i) dissolve the Corporation or effectuate a liquidation ; (ii) alter, amend, or repeal the Certificate of Incorporation of the Corporation ; (iii) agree to any provision in any agreement that would impose any restriction on the Corporation's ability to honor the exercise of any rights of the Holder of the Series C Super Voting Preferred Stock, or that would adversely affect the Series C Super Voting Preferred Stock and its rights and preferences ; (iv) do any act or thing not authorized or contemplated by this Certificate which would result in taxation of the Holder of shares of the Series C Super Voting Preferred Stock under Section 305 of the Internal Revenue Code of 1986 , as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended) ; or (v) issue any class or series of capital stock of the Corporation which would advernely affect the Series C Super Voting Preferred Stock and its rights and preferences . 4. Severability . If any right, preference or limitation of the Series C Super Voting Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so ex . pressed herein . 5. Amendment and Waiver . This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series C Super Voting Preferred Stock so as to affect them materially and adversely without the consent of the Holder . Subject to the preceding sentence, any amendment, modification or waiver of any of the tenns or provisions of the Series C Super Voting Preferred Stock shall be binding upon the Holder . 6. Replacement . Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilatiOn of any certificate evidencing shares of Series C Super Voting Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate . 2